EXHIBIT 99.2

GraphOn Corp. Announces new Investor Podcast

New podcast discusses the progress of the hopTo beta program and discusses market positioning and strategy for hopTo

Campbell, CA., Feb. 19, 2013 — (OTCQB: GOJO) GraphOn Corporation today announced that a new podcast has been posted to the company’s investor relations website.

In the podcast, President and Chief Executive Officer Eldad Eilam discusses the progress of the hopTo beta program, and reiterates the company’s strategic direction and current market positioning for hopTo’s new mobile software application expected to launch in Q2 of 2013. The podcast also provides an update on the company’s intellectual property activities.

The podcast is available at www.graphon.com/about-graphon/investors.

About hopTo Inc.

hopTo Inc., is a remote desktop solution offering a new kind of user-experience for interacting with and editing your documents with a simple touch, swipe or pinch. hopTo is based on and protected by a wide array of proprietary technology, including many issued and applied-for patents. hopTo will be marketed through the newly established, wholly-owned GraphOn™ subsidiary hopTo Inc. Those wishing to receive updates on hopTo developments, please visit www.hopTo.com.

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers retrieve applications from anywhere.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other documents we have filed with the SEC.

GraphOn is a registered trademark of GraphOn Corp. hopTo is a trademark of hopTo Inc. All other trademarks belong to their respective owners.

Media Contact: Carrie Smith, hopTo Inc., 408.688.2674 x5073, press@hopto.com